Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
IDEC Pharmaceuticals Corporation:

We consent to incorporation by reference in the registration statements (Nos. 333-97211, 333-65494, 333-47904 and 333-81625) on Form S-8 and in the registration statement (No. 333-89792) on Form S-3 of IDEC Pharmaceuticals Corporation of our report dated January 29, 2003, relating to the consolidated balance sheets of IDEC Pharmaceuticals Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, and the related consolidated financial statement schedule, which report appears in the 2002 Annual Report on Form 10-K of IDEC Pharmaceuticals Corporation.

/s/ KPMG LLP
San Diego, California March 27, 2003